Exhibit 99.2

Myomo, Inc. Prices Public Offering of Common Stock

CAMBRIDGE, Mass., February 8, 2019 – Myomo, Inc. (NYSE American: MYO) (“Myomo” or the “Company”), a wearable medical robotics company that offers increased functionality for those suffering from neurological disorders and upper limb paralysis, today announced the pricing of its previously announced underwritten public offering of 3,950,000 shares of its common stock at an offering price of $1.40 per share. In addition, Myomo has granted the underwriter a 45-day option to purchase up to an additional 592,500 shares to cover over-allotments, if any. All of the common shares are being offered by the Company.

The Company expects to receive gross proceeds from the offering of approximately $5.5 million, excluding underwriting discounts and commissions and other offering-related expenses and excluding any exercise of the over-allotment option. If the underwriter exercises its over-allotment option in full, gross proceeds from the offering would be approximately $6.4 million, excluding underwriting discounts and commissions and other offering-related expenses.

Myomo intends to use the net proceeds from the offering for working capital and other general corporate purposes. The offering is expected to close on or about February 12, 2019, subject to the satisfaction of customary closing conditions.

National Securities Corporation, a wholly owned subsidiary of National Holdings Corporation (NASDAQ: NHLD), is acting as sole book-running manager for the proposed offering.

A shelf registration statement on Form S-3 relating to the shares of common stock being offered was filed with the Securities and Exchange Commission (the “SEC”) and is effective. A preliminary prospectus supplement describing the terms of the offering was filed with the SEC on February 7, 2019, and is available on the SEC’s website located at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying base prospectus relating to this offering may be obtained, when available, from: National Securities Corporation, Attention: Christopher Passarelli, 200 Vesey Street, 25th Floor, New York, New York 10281, telephone: (212) 417-8164 or by email at prospectusrequest@nationalsecurities.com; or on the SEC’s website at http://www.sec.gov.

This announcement shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Myomo

Myomo, Inc. is a wearable medical robotics company that offers expanded mobility for those suffering from neurological disorders and upper limb paralysis. Myomo develops and markets the MyoPro product line. MyoPro is a powered upper limb orthosis designed to support the arm and restore function to the weakened or paralyzed arms of patients suffering from CVA stroke, brachial plexus injury, traumatic brain or spinal cord injury, ALS or other neuromuscular disease or injury. It is currently the only marketed device that, sensing a patient’s own EMG signals through non-invasive sensors on the arm, can restore an individual’s ability to perform activities of daily living, including feeding themselves, carrying objects and doing household tasks. Many are able to return to work, live independently and reduce their cost of care. Myomo is headquartered in Cambridge, Massachusetts, with sales and clinical professionals across the U.S. For more information, please visit www.myomo.com.

Safe Harbor

All statements in this release that are not based on historical fact are “forward-looking statements.” While management has based any forward-looking statements included in this release on its current expectations, the information on which such expectations were based may change. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our recently filed Registration Statement on Form 10-K, which can be found on the SEC’s website at www.sec.gov. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Investor Relations:

Vivian Cervantes

PCG Advisory

646-863-6274

vivian@pcgadvisory.com

Public Relations:

Matter Communications

Sarah Karr

978-518-4817

myomo@matternow.com